EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
THE ESTÉE LAUDER COMPANIES INC.

The Estée Lauder Companies Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:
1. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4.1 of Article IV thereof in its entirety and inserting the following in lieu thereof:

"4.1.  Authorized Capital Stock.  The total number of shares of stock that the Corporation shall have authority to issue is one billion six hundred twenty four million (1,624,000,000)  shares consisting of (a) one billion three hundred million (1,300,000,000) shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"); (b) three hundred four million (304,000,000) shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"); and (c) twenty million (20,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided.  The Class A Common Stock and Class B Common Stock shall hereinafter collectively be called "Common Stock," and the Preferred Stock shall also be referred to herein as "Preference Stock."  The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted."

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, The Estée Lauder Companies Inc. has caused this Certificate to be executed by its duly authorized officer on this 9th day of November, 2012.

THE ESTĒE LAUDER COMPANIES INC.

By:	/s/ Spencer G. Smul
	Name:	Spencer G. Smul
	Title:	Senior Vice President, Deputy General Counsel and Secretary

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